Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT AND GENERAL RELEASE

SEPARATION AGREEMENT AND GENERAL RELEASE between MDC Partners Inc. (“MDC” or the “Company”) and Jonathan Mirsky (“Executive”) dated as of September 22, 2020 (this “Agreement and Release”).

WHEREAS, Executive is General Counsel and Corporate Secretary of the Company pursuant to an Employment Agreement dated as of May 6, 2019 (the “Employment Agreement”);

WHEREAS, MDC and Executive intend to terminate their relationship of employee and employer on the mutually agreed terms and conditions set forth below; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.            Termination of Employment. By mutual agreement, Executive and MDC have determined that Executive’s employment with the Company will terminate at the close of business on September 30, 2020 (the “Termination Date”). During the period of time from the date hereof until the Termination Date, the Executive will cooperate in good faith with a newly-appointed General Counsel and Corporate Secretary on an appropriate transition of duties and responsibilities to the benefit of the Company. For the avoidance of doubt, the Executive shall cease using the title of General Counsel and Corporate Secretary effective immediately.

2.            Severance Payments. Subject to Executive’s execution and non-revocation of, and compliance with, this Agreement and Release, and execution and non-revocation of the release set forth in Exhibit A hereto, MDC shall pay to Executive the following amounts (collectively, the “Severance Payments”):

a.	An amount equal to (i) Executive’s accrued but unpaid base salary and perquisite allowance through the Termination Date and (ii) reimbursement for any unpaid reimbursable business expenses incurred in the course of his employment through the Termination Date, in each case in accordance with MDC’s regular payroll and expense reimbursement practices;

b.	An aggregate amount equal to $275,000, representing six (6) months of Executive’s base salary, subject to required federal, state and local tax withholdings by MDC, to be paid in a cash lump-sum not later than 60 days following Termination Date; and

c.	Not later than 60 days after the Termination Date, MDC will pay Executive an additional amount in respect of accrued and unused vacation days in 2020 under MDC’s current policy.

3.            Outstanding Inducement and Incentive Awards. Subject to Executive’s execution and non-revocation of, and compliance with, this Agreement and Release, and execution and non-revocation of the release set forth in Exhibit A hereto, Executive’s outstanding inducement and incentive awards shall be treated as follows (collectively, the “Vesting Entitlements”):

a.	Effective on the Termination Date, 166,666 unvested and outstanding restricted shares of MDC Class A stock previously granted to him pursuant to that certain Restricted Stock Grant Agreement dated June 26, 2019 shall be deemed fully vested;

b.	Effective on the Termination Date, 166,666 unvested and outstanding stock appreciation rights in respect of MDC Class A stock previously granted to him pursuant to that certain Stock Appreciation Rights Agreement dated June 26, 2019 shall be deemed fully vested and exercisable;

c.	Executive shall remain eligible to vest in restricted shares granted pursuant to the terms and conditions of that certain Restricted Stock Agreement between MDC and Executive dated as of November 4, 2019 (the “LTIP Stock Award”). Executive acknowledges and agrees that stock vesting under the LTIP Stock Award, if any, shall be calculated and prorated based on a service period equal to 12.5% of the vesting period, notwithstanding Executive’s termination without “Cause” as of the Termination Date or any subsequent event under the relevant plan or grant agreement (so that the maximum number of shares eligible to vest pursuant to the LTIP Stock Award is 15,125). The final number of shares vested under the LTIP Stock Award, if any, will be issued on the date specified in the underlying award agreement and shall also be conditioned upon and subject to Executive’s ongoing compliance with the terms and conditions of this Agreement and Release following the Termination Date; and

d.	Executive shall remain eligible to receive a cash payout from MDC pursuant to the terms and conditions of that certain Award Agreement between MDC and Executive dated as of November 4, 2019 (the “LTIP Cash Award”). Executive acknowledges and agrees that payment of the amount due under the LTIP Cash Award, if any, shall be calculated and prorated based on a service period equal to 12.5% of the performance period, notwithstanding Executive’s termination without “Cause” as of the Termination Date or any subsequent event under the relevant plan or grant agreement (so that the maximum amount he is eligible to receive pursuant to the LTIP Cash Award is $60,500 (i.e. in the event the “EBITDA Performance Multiplier” is ultimately determined to be 2)). Payment by MDC of the final amount due under the LTIP Cash Award, if any, will be made on the payment date specified in the underlying award agreement and shall also be conditioned upon and subject to Executive’s ongoing compliance with the terms and conditions of this Agreement and Release following the Termination Date.

4.            No Further Entitlements. Except as otherwise set forth in this Agreement and Release, the Executive is not entitled to any further compensation or benefits from MDC, including without limitation any bonus payment with respect to calendar year 2020. The Executive expressly acknowledges and agrees that except as set forth in this Agreement and Release, he has been paid all compensation of any kind to which he is entitled as a result of his employment with MDC. Executive further acknowledges and agrees, and represents and warrants, that he does not own or have any right to any stock, stock appreciation rights or other equity in MDC, except for (a) the Vesting Entitlements, (b) 44,084 Class A shares previously vested and/or purchased in the open market and (c) 83,334 previously vested stock appreciation rights with a strike price of $5.00.

5.            Release of Claims by Executive. By signing this Agreement and Release, Executive, on behalf of himself and his current, former, and future heirs, executors, administrators, attorneys, agents and assigns, releases and waives all legal claims in law or in equity of any kind whatsoever that Executive has or may have against MDC, its parents, subsidiaries and affiliates, and their respective officers, directors, employees, shareholders, members, agents, attorneys, trustees, fiduciaries, representatives, benefit plans and plan administrators, successors and/or assigns, and all persons or entities acting by, through, under, or in concert with any or all of them (collectively, the “Released Parties”). This release and waiver covers all rights, claims, actions and suits of all kinds and descriptions that Executive now has or has ever had, whether known or unknown or based on facts now known or unknown, fixed or contingent, against the Released Parties, occurring from the beginning of time up to and including the date that Executive executes this Agreement and Release, including, without limitation:

a.            any claims for wrongful termination, defamation, invasion of privacy, intentional infliction of emotional distress, or any other common law claims;

b.            any claims for the breach of any written, implied or oral contract between Executive and MDC;

c.            any claims of discrimination, harassment or retaliation based on such things as age, national origin, ancestry, race, religion, sex, sexual orientation, or physical or mental disability or medical condition;

d.            any claims for payments of any nature, including but not limited to wages, overtime pay, vacation pay, severance pay, commissions, bonuses and benefits or the monetary equivalent of benefits, but not including any claims for unemployment or workers’ compensation benefits, or for the consideration being expressly provided to Executive pursuant to this Agreement and Release; and

e.            all claims that Executive has or that may arise under the common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including but not limited to any claim or cause of action based on the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Acts of 1866, 1871 and 1991, the Rehabilitation Act of 1973, the National Labor Relations Act, the Executive Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Vietnam Era Veterans' Readjustment Assistance Act of 1974, Executive Order 11246, and any state laws governing employee rights, as each of them has been or may be amended.

This Agreement and Release shall be binding upon and inure to the benefit of Executive and the Released Parties and any other individual or entity who may claim any interest in the matter through Executive. Executive also acknowledges that he has not assigned any of his rights to make the aforementioned claims or demands.

By way of further clarification, Executive shall not be entitled to receive any of the Severance Payments or Vesting Entitlements under this Agreement and Release unless Executive executes and delivers to the Company the Release of Claims in the form of Exhibit A hereto upon or following the Termination Date.

6.            Attorney Review; Review Period; Revocation Period. Executive is hereby advised that he should consult with an attorney prior to executing this Agreement and Release. Executive is also advised that he has twenty-one (21) days from the date this Agreement and Release is delivered to him within which to consider whether he will sign it. If Executive signs this Agreement and Release, he acknowledges that he understands that he may revoke this Agreement within seven (7) days after he has signed it by notifying MDC in writing that he has revoked this Agreement. Such notice shall be addressed to David Ross, Executive Vice President, c/o MDC Partners Inc., 330 Hudson Street, 10th Floor, New York, NY 10013. This Agreement shall not be effective or enforceable in accordance with its terms until the 7-day revocation period has expired.

7.            Intellectual Property Rights. Executive acknowledges and agrees that all concepts, writings and proposals submitted to and accepted by MDC (“Intellectual Property”) which relate to the business of MDC and which have been conceived or made by him during the period of his employment, either alone or with others, are the sole and exclusive property of MDC. As of the date hereof, Executive hereby assigns in favor of MDC all the Intellectual Property covered hereby. On or subsequent to the date hereof, Executive shall execute any and all other papers and lawful documents required or necessary to vest sole rights, title and interest in MDC or its nominee of the Intellectual Property.

8.            Non-Admission. This Agreement and Release shall not in any way be construed as an admission by MDC of any liability for any reason, including, without limitation, based on any claim that MDC has committed any wrongful or discriminatory act.

9.            Mutual Non-Disparagement. Executive agrees that he will not say, write or cause to be said or written any statement that may be considered defamatory, derogatory or disparaging of any of the Released Parties. MDC agrees to use commercially reasonable efforts to cause its senior executives to not say, write or cause to be said or written, any statement that may be considered defamatory, derogatory or disparaging of the Executive.

10.            Confidentiality; Return of Company Property; Cooperation. Executive agrees to keep the terms and the existence of this Agreement and Release confidential and not to discuss it with anyone other than his attorney, tax advisor or as may be required by law. Executive covenants that he will return all MDC documents, files, equipment and other property in his possession to MDC on or prior to the Termination Date and represents and warrants that he has not retained any copies or excerpts of any MDC documents or files. The Executive agrees that he will not encourage or cooperate or otherwise participate or confer with any current or former employee of MDC or any other of the Released Parties, or any potential plaintiff, to commence any legal action or make any claim against MDC or any other of the Released Parties with respect to such person’s employment with MDC or any other of the Released Parties; provided, however, that nothing in this Agreement and Release shall prohibit Executive from cooperating with any government agency. The Executive will cooperate with MDC and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Executive was involved or of which he has knowledge as a result of his employment with MDC.

11.            Entire Agreement; No Other Promises. Except as to any confidentiality, non-compete and/or non-solicitation agreements signed by Executive upon or during his employment with MDC, Executive hereby acknowledges and represents that this Agreement and Release contains the entire agreement between Executive and MDC, and it supersedes any and all previous agreements concerning the subject matter hereof. Executive further acknowledges and represents that neither MDC nor any of its agents, representatives or employees have made any promise, representation or warranty whatsoever, express, implied or statutory, not contained herein, concerning the subject matter hereof, to induce Executive to execute this Agreement and Release, and Executive acknowledges that he has not executed this Agreement and Release in reliance on any such promise, representation or warranty.

12.            Confirmation of Restrictive Covenants. Executive hereby acknowledges and reaffirms all of his restrictive covenants set forth in Section 8 of the Employment Agreement, which covenants shall remain in full force and effect following the Termination Date.

13.            Equitable Relief. Executive acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, and agrees that MDC shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach. It is also agreed that, in addition to any other remedies, in the event of a breach of this Agreement by Executive, MDC may withhold and retain all or any portion of the Severance Payments and/or Vesting Entitlements.

14.            Severability. If any term or condition of this Agreement and Release shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, this Agreement and Release shall be construed without such term or condition. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.

15.           Choice of Law. This Agreement and Release shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without regard to its choice of law provisions.

16.            Material Non-Public Information. Executive acknowledges that he may be in possession of material non-public information about MDC, and covenants not to trade in any MDC securities from and after the date hereof while in possession of material non-public information or otherwise in violation of any applicable securities law or regulation.

17.            Indemnification. Subject to Section 124 of the Canada Business Corporations Act (as amended or re-enacted from time to time and including the regulations made pursuant thereto, the “Act”) or, if the Company domesticates to the State of Delaware, Section 145 of the Delaware General Corporation Law (as amended or re-enacted from time to time and including the regulations made pursuant thereto, the “DGCL”), the Company shall indemnify and hold harmless the Executive and his heirs, executors, administrators and other legal personal representatives (each, an “Indemnitee”), to the maximum extent permitted by the Act (or as applicable the DGCL), from and against (a) any liability and all costs, charges and expenses that an Indemnitee sustains or incurs in respect of any action, suit or proceeding that is proposed, threatened or commenced against an Indemnitee for or in respect of anything done or permitted by the Executive in respect of the execution of the duties of his office; and (b) all other costs, charges and expenses that the Executive sustains or incurs in respect of the affairs of the Company. The Company shall also indemnify the Executive in such other circumstances to the maximum extent as the Act (or as applicable the DGCL) permits or requires. To the extent permitted by the Act (or as applicable the DGCL), the Company will advance or reimburse any expenses, including reasonable attorneys’ fees, incurred by an Indemnitee in investigating and defending any actual or threatened action, suit or proceeding for which an Indemnitee may be entitled to indemnification under this Section 17.

18.            Amendment. This Agreement and Release may not be amended or modified in any way, except pursuant to a written instrument signed by both parties.

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HAVING READ AND UNDERSTOOD THE RELEASE, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT AND RELEASE, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AND RELEASE AS OF THE DAY AND YEAR FIRST WRITTEN BELOW.

/s/ Jonathan Mirsky
Jonathan Mirsky

Dated: September 22, 2020

MDC PARTNERS INC.

By:	/s/ David Ross
David Ross, Executive Vice President

Exhibit A

Release of Claims

(i)      I, Jonathan Mirsky, in consideration of and subject to the performance by MDC Partners Inc. (together with its subsidiaries, the “Company”), of its material obligations under the Separation and Release Agreement with the Company, dated September __, 2020 (the “Agreement”), do hereby release and forever discharge, as of the date hereof, the Company and its affiliates and its and all of their respective present and former directors, officers, agents, representatives, employees, successors, assigns and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below. Defined terms used herein that are not otherwise defined shall have the meanings set forth in the Agreement.

(ii)      I have agreed that I will not receive the payments and benefits specified in Section 2 or 3 of the Agreement (A) unless I execute this Release of Claims and do not revoke it within the time period permitted hereafter or (B) if I breach this Release of Claims. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of employment with the Company, other than as provided in the Agreement.

(iii)      Except as provided in paragraph (v) below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, lawsuits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided that the foregoing release shall not extend to, and in no event shall the “Claims” which are being released hereunder include, (a) any rights to reimbursement or indemnification in my capacity as an officer, director or employee of the Company or any of its Subsidiaries under the governing documents of the Company or such Subsidiary, any reimbursement or indemnification agreement with the Company, any insurance policy or applicable law, in accordance with the terms thereof, as a matter of law, or otherwise, or under any power that the Company may have to indemnify me or hold me harmless, (b) my rights to payments or benefits due under Section 2 and Section 3 of the Agreement, (c) my rights as a stockholder of the Company or (d) my rights to enforce the terms of this Release of Claims.

(iv)      I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph iii above.

(v)      I agree that this Release of Claims does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this Release of Claims. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

(vi)      In signing this Release of Claims, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this Release of Claims and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this Release of Claims shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph (iii) as of the execution of this Release of Claims.

(vii)      I agree that neither this Release of Claims, nor the furnishing of the consideration for this Release of Claims, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

(viii)      I agree that I will forfeit all amounts payable by the Company pursuant to Section 2 and 3 of the Agreement if I challenge the validity of this Release of Claims. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will return all payments received by me pursuant to the Agreement.

(ix)      Whenever possible, each provision of this Release of Claims shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release of Claims is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release of Claims shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS RELEASE OF CLAIMS, I REPRESENT AND AGREE THAT:

(a)      I HAVE READ IT CAREFULLY;

(b)      I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)      I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION; I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE OF CLAIMS SUBSTANTIALLY IN ITS FINAL FORM, TO CONSIDER IT AND THE CHANGES MADE SINCE THE FINAL VERSION OF THIS RELEASE OF CLAIMS ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(d)      I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE OF CLAIMS TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(e)      I HAVE SIGNED THIS RELEASE OF CLAIMS KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(f)      I AGREE THAT THE PROVISIONS OF THIS RELEASE OF CLAIMS MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY A REPRESENTATIVE OF THE COMPANY AND BY ME.

Jonathan Mirsky

DATE:	, 2020

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